Exhibit 99.1
Corporate Property Associates 15 Incorporated
Reconciliation of Net Income to Funds From Operations (FFO) (Unaudited)
(in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net income	$14,028	$15,736	$39,787 (a)	$29,317
Depreciation, amortization, and other non-cash charges	18,344	15,343	33,087	31,411
Straight-line and other rent adjustments	1,837	1,496	2,912	2,500
Gain on sale of real estate, net	(90)	(56)	(90)	(56)
FFO adjustment to earnings from equity investments	2,417	2,164	4,130	3,275
FFO adjustment to minority investees’ share of earnings	(4,830)	(4,519)	(9,370)	(8,843)

FFO	$31,706	$30,164	$70,456	$57,604

FFO per share (b)	$0.28	$0.26	$0.61	$0.51

Weighted average shares outstanding	128,895,090	129,124,801	128,936,983	128,961,591

(a)	Net income for the six months ended June 30, 2008 included the recognition of $9,111 received from our advisor (a subsidiary of W. P. Carey & Co. LLC) in connection with the settlement of an SEC investigation.

(b)	FFO per share includes an adjustment of $3,951 and $3,899 for the three months ended June 30, 2008 and 2007, respectively, and $7,930 and $7,585 for the six months ended June 30, 2008 and 2007, respectively, for issuance of shares to an affiliate in satisfaction of fees due. These shares are included in the weighted average shares outstanding but are not a reconciling adjustment in the determination of FFO.
Non-GAAP Financial Disclosure
Funds from operations (FFO) is a non-GAAP financial measure that is commonly used in evaluating real estate companies. Although the National Association of Real Estate Investment Trusts (NAREIT) has published a definition of FFO, real estate companies often modify this definition as they seek to provide financial measures that meaningfully reflect their operations. FFO should not be considered as an alternative to net income as an indication of a company’s operating performance or to cash flow from operating activities as a measure of its liquidity. It should be used in conjunction with GAAP net income. FFO disclosed by other REITs may not be comparable to our FFO calculation.
NAREIT’s definition of FFO adjusts GAAP net income to exclude depreciation and gains/losses from the sales of properties and adjusts for FFO applicable to unconsolidated partnerships and joint ventures. We calculate FFO in accordance with this definition and then include other adjustments to GAAP net income to adjust for certain non-cash charges such as amortization of intangibles, straight-line rents, impairment charges on real estate and unrealized foreign currency exchange gains and losses. We exclude these items from GAAP net income as they are not the primary drivers in our decision making process. Our assessment of our operations is focused on long term sustainability and not on such non-cash items which may cause short-term fluctuations in net income but that have no impact on cash flows.

Corporate Property Associates 15 Incorporated
Adjusted Cash Flow from Operating Activities (Unaudited)
(in thousands, except share and per share amounts)

	Six months ended June 30,
	2008	2007
Cash flow from operating activities — as reported	$97,466	$88,196
Adjustments:
Advisor settlement (a)	(9,111)	—
Distributions received from equity investments in real estate in excess of equity income (b)	2,464	620
Changes in working capital (c)	45	(6,109)

Adjusted cash flow from operating activities	$90,864	$82,707

Adjusted cash flow per share	$0.70	$0.64

Distributions declared per share	$0.3423	$0.3318

Payout ratio (distributions per share/adjusted cash flow per share)	49%	52%

Weighted average shares outstanding	128,936,983	128,961,591

(a)	In April 2008, we received $9,111 from our advisor (a subsidiary of W. P. Carey & Co. LLC) in connection with the settlement of an SEC investigation.

(b)	To the extent we receive distributions in excess of the equity income that we recognize, we include such amounts in our evaluation of cash flow from core operations.

(c)	Timing differences arising from the payment of certain liabilities in a period other than that in which the expense is recognized in determining net income may distort the actual cash flow that our core operations generate. We adjust our GAAP cash flow from operations to record such amounts in the period in which the liability was actually incurred. We believe this is a fairer measure of determining our cash flow from core operations.
Non-GAAP Financial Disclosure
Adjusted cash flow from operating activities is a non-GAAP financial measure that represents cash flow from operating activities on a GAAP basis adjusted for certain timing differences and deferrals as described below. We believe that adjusted cash flow from operating activities is a useful supplemental measure for assessing the cash flow generated from our core operations and is used in evaluating distributions to shareholders. Adjusted cash flow from operating activities should not be considered as an alternative for cash flow from operating activities computed on a GAAP basis as a measure of our liquidity. Adjusted cash flow from operating activities may not be comparable to similarly titled measures of other companies.